Exhibit 10(a) Written Consent of Jorden Burt Boros Cicchetti Berenson & Johnson LLP




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May 6, 1998


Great-West Life & Annuity Insurance Company  Retirement Plan Series Account 8515
E. Orchard Road Englewood, CO 80111

Ladies and Gentlemen:



We have acted as counsel to Great-West Life & Annuity Insurance Company, a Colorado corporation, regarding the federal securities laws applicable to the issuance and sale of the Contracts described herein. We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus filed today with the Securities and Exchange Commission.





Very Truly Yours,


/s/ Jorden Burt Boros Cicchetti Berenson & Johnson, LLP


Jorden Burt Boros Cicchetti Berenson & Johnson, LLP



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